Exhibit 10.19

[OPPENHEIMER]	Oppenheimer & Co. Inc.
50 S. Sixth Street
Suite 1300
Minneapolis, MN 55402
612-337-2700

Member of All Principal Exchanges

November 22, 2005

Mr. Revis Stephenson, III Chairman,

Board of Directors

Advanced BioEnergy, LLC

137 N. 8th Street

Geneva, NE 68361

RE: Advanced BioEnergy, LLC — Exempt Facility Revenue Bonds - Engagement Letter

Dear Mr. Stephenson and Members of the Board of Directors:

This letter agreement confirms our understanding that Advanced BioEnergy, LLC, a Delaware limited liability company (the “Borrower”) has engaged Oppenheimer & Co. Inc., a New York Stock Exchange publicly traded company headquartered in New York, New York (“Oppenheimer”) to act as investment banker/placement agent on the aforeferenced project, and specifically, to act as agent (“Placement Agent”) for the structuring and sale of the Exempt Facility Revenue Bonds (the “Bonds”). Oppenheimer’s services will be on a best efforts basis in connection with the sale of the Bonds, the proceeds of which will provide a part of the required capital for the development and construction of a new 100 MGY “Dry Mill” Ethanol Plant to be located in the Village of Fairmont; Nebraska (the “Project”). The financing anticipates the issuance of tax-exempt Exempt Facility Revenue Bonds in an amount approximately equal to $5,000,000. The terms of the Bond issuance will generally be consistent with the attached terms sheet (the “Terms Sheet”). The Bonds will be issued simultaneous to the closing of a first secured Senior Debt financing in an amount approximately equal to 574,000,000 (the “Loan”). The Bonds will be sold to accredited investors as defined by and in accordance with the Securities Act of 1933 as amended. The Bonds will be sold on a negotiated sale basis in minimum denominations of 525,000.

Relative to Oppenheimer’s role as placement Agent, this letter agreement shall cover the structuring and sale of the Bonds on the terms and conditions as set forth below:

(1)                                  Oppenheimer shall have the exclusive right for 120 days from the date of execution of this letter agreement (the “Exclusivity Period”) to act on a best efforts basis, as the placement agent of not less than 100% of the principal amount of the Bonds when, and if, issued_ Thereafter, Oppenheimer may continue on a non-exclusive basis.

(2)                                  Oppenheimer will (a) advise the Borrower concerning the elements of the structure, terms and condition of the Bonds; (b) assist the Borrower in the preparation of any credit enhancement presentations and Bond offering materials; (c) facilitate communication between the Borrower and any potential Bond purchaser(s), including the planning, arranging and conduct of presentations and due diligence; (d) receive and respond to inquiries from potential Bond purchaser(s); (e) direct the preparation of any rating agency presentation which may be a part of the sale of the Bonds, (f) advise the Borrower in connection with the negotiations relating to the Bonds to be offered; and (f) take such incidental or related actions on behalf of the Borrower as Oppenheimer may deem appropriate or Borrower may reasonably request.

(3)                                  The Borrower shall make available to Oppenheimer all financial or other information concerning the Borrower which Oppenheimer reasonably requests as well as any other information relating to the Project or the Borrower prepared by the Borrower or any of its advisors. The Borrower will be responsible for all information concerning its operations and financial condition which may be provided in the Bond offering materials. The Borrower understands that Oppenheimer is not obligated to undertake any independent verification of such information, and Oppenheimer assumes no responsibility for the accuracy, fairness or completeness of such information. Oppenheimer will maintain the confidentiality of non-public information provided to it unless such information becomes publicly available through no breach by Oppenheimer (including its affiliates, employees and agents) of its confidentiality obligations. The Borrower acknowledges that Oppenheimer has and may continue to pursue business with other companies that operate a similar business to this Project

(4)                                  At the time of and as evidence of Oppenheimer’s successful sale of the Bonds, the Borrower and Oppenheimer shall have negotiated and will execute a Bond Purchase Agreement (the “Agreement”) appropriate for the circumstances containing provisions for, among other things, indemnification, representations and warranties, which are customary for similar agreements entered into by investment banking firms of national reputation and issuers of securities in similar transactions.

(5)                                  The fee to be paid to Oppenheimer for its services hereunder will be contingent upon a successful completion of the sale and closing of the Bonds and will be 3.0% multiplied by the principal amount of the Bonds in the initial bond offering sold by Oppenheimer.

Third party costs, which are normally incurred in arranging the sale and/or placement of the Bonds, are to be borne by, and axe a direct responsibility of the Borrower. All of these such costs and expenses shall be approved by and under the control of, the Borrower prior to actual expenditure.

(6)                                  Oppenheimer acknowledges that Borrower has paid Oppenheimer a non-refundable retainer of $10,000 as a result of a separate letter agreement between Borrower and Oppenheimer for the placement of Tax Increment Notes dated November 20, 2005. This aforeferenced deposit will cover Oppenheimer’s out-of-pocket and due diligence expenses related to both the Bond and Tax Increment Note transactions. This non-refundable retainer will be credited against the fee due to Oppenheimer at the closing of this transaction.

(7)                                  Oppenheimer shall be responsible for all of Oppenheimer’s out-of-pocket expenses related to this transaction, except that the Borrower shall be directly responsible for the fees and expenses of Briggs & Morgan, P.A., Oppenheimer’s counsel. Prior to the incurrence of any fees and expenses of Oppenheimer’s counsel, Borrower shall have approved of a maximum limit of expense for Oppenheimer’s counsel which shall be the subject of a separate engagement agreement between the Borrower and Briggs & Morgan, P.A. Furthermore, the Borrower shall be directly responsible for, but not limited to, the fees and expenses of Bond Counsel and any special tax counsel which may be required in order to successfully structure and sell the Bonds

(8)                                  Nothing contained herein shall be construed as an offer by Oppenheimer or any of its affiliates to extend credit to the Borrower or provide a guarantee of the sale of the Bonds. Oppenheimer shall have no obligation to place or purchase any securities of the Borrower, except to the extent that such obligations arise out of the Agreement with respect to the placement of the Bonds executed and delivered by Oppenheimer and the Borrower.

(9)                                  This letter agreement shall become effective upon the Borrower’s acceptance of this letter agreement. If at any time prior to December 31, 2006, this letter agreement is terminated by the Borrower for reasons other than for cause, or the Borrower or any of its affiliates consummates a similar financing transaction to this type of financing for this Project with any other party, Oppenheimer will be entitled to payment of the compensation described in paragraph (5).

(10)                            Oppenheimer will comply with all applicable federal and state securities laws in its role as Placement Agent in connection with any distribution of bonds issued and sold. Nothing in the foregoing sentence shall be construed as an assumption by Oppenheimer of any obligation of the Borrower or any of its directors, officers, shareholders or employees to comply with federal or state securities laws or any liability of the Borrower or any of its directors, officers, shareholders or employees for violation of federal or state securities laws arising from the Bonds other than liability caused by Oppenheimer’s conduct.

(11)                            This letter agreement and the services provided hereunder shall be governed and construed by the laws of the State of New York, without regard to any principles of conflicts of law.

(12)                            This letter agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement.

(13)                            This letter agreement constitutes the entire agreement of the parties with respect to the subject matter herein. This letter agreement may not be amended other than, by a writing signed by the parties hereto.  Please indicate the Borrower’s agreement with the terms and conditions of this letter agreement by signing and returning to Oppenheimer the enclosed copy of this letter agreement.

Please indicate the Borrower’s agreement with the terms and conditions of this letter agreement by signing and returning to Oppenheimer the enclosed copy of this letter agreement.

Sincerely,

OPPENHEIMER & CO. INC.

/s/ Ralph L. McGinley

Ralph L. McGinley
Senior Vice President

RLM/rls

Accepted and Agreed to as of
This 23 day of Nov., 2005:

By: ADVANCED BIOENERGY, LLC/on behalf of the Board of Directors

By:	/s/ Robert Holmes
Mr. Robert Holmes
Treasurer